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Exhibit 10.1

STATE BANCORP, INC.

Equity Grant Guidelines

March 6, 2007

The Board of Directors of State Bancorp, Inc. (the “Company”) recommends that all grants of equity-based compensation (“Equity Grants”) made to directors, officers, or employees of the Company or any of the Company’s subsidiaries, adhere to the following guidelines. For purposes of these guidelines “Equity Grants” refer to any grant that would result in the recipient receiving stock in the Company. The equity could be in the form of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights that are settled in stock, or any other form of equity defined under shareholder approved equity plans. These guidelines are to help ensure that all Equity Grants are properly and legally made, are reported and disclosed correctly and accurately, are properly accounted for, and receive proper tax treatment. It is understood that improper accounting, tax treatment, reporting, disclosure and/or granting of Equity Grants can result in violations of securities laws and regulations, violations of the Internal Revenue Code and of accounting rules and principles, violations of other federal and state laws, and severe civil and criminal liability, fines and penalties.

All Equity Grants Are Designed To:

1.	Avoid Making Equity Grants During a Company Blackout Period. Avoid making/authorizing/ approving/dating Equity Grants during a Company “blackout period.”

2.	Avoid Making Equity Grants While In Possession of Material Nonpublic Information. Avoid making/authorizing/approving/dating Equity Grants while in possession of material non-public information.

3.
Clearly and Completely Document the Party Authorizing/Approving Equity Grants and Date of Authorization/Approval. Only a party having legal authority to authorize/approve Equity Grants, i.e. the Compensation Committee and the Board of Directors, will be able to authorize/approve and make Equity Grants. The date the Equity Grant was authorized/approved by the approving authority (“Authorization/Approval Date”) shall be the grant date (“Equity Grant Date”).

4.
Clearly and Completely Document Equity Grant Terms on Authorization/Approval Date. Equity Grants should, to the fullest extent possible, on the Authorization/Approval Date, specify the following: (i) number of option Equity Grants (i.e. the Company shares); (ii) Equity Grant Date; (iii) exercise price; (iv) vesting date/period; (v) expiration date; and (vi) type of Equity Grant.

5.	Use the Company Stock Price on Equity Grant Date. When determining the grant price of an Equity Grant, the closing price of the Company stock on the Equity Grant Date will be selected.

Equity Grants Previously Made

The Compensation Committee and the Board will avoid making changes to Equity Grants previously made.

Equity Grant Date

Equity Grants to current directors, officers, or employees shall be made by the Compensation Committee or the Board, as applicable, only during the two-week period beginning on the date which is two business days after release of the Company's quarterly or annual earnings.